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                                                                    Exhibit 99.2


                        Horace Mann Educators Corporation
                        October 28, 2003 Conference Call
                               Prepared Remarks of
     Louis G. Lower II, President and Chief Executive Officer, Peter H. Heckman, Executive Vice President and Chief Financial Officer, and Douglas W. Reynolds, Executive Vice President, Property & Casualty

Louis G. Lower II
-----------------

Good Morning. And thanks for joining us on short notice.

Despite the reserving actions we took last quarter, which we believed to be conservative at the time, more adverse claims results have emerged than we expected requiring us to address those problems in the current quarter through additional strengthening of reserves. As you've read, the after tax impact is 57 cents per share.

The change in our estimate of reserves is driven by new information uncovered by the changes in our claims organization. As part of our conversation today, Doug Reynolds will remind you of what we set out to accomplish with our new claims team and what's emerged as we've moved from an inadequately managed claims organization to one based on more conservative and disciplined policies, procedures, technology and management information systems. We're confident we're putting the right things in place. But, with that much-needed change has come an uncovering and accelerated recognition of the shortcomings of past practices. That "catch-up" is being reflected in our actuarial calculations for reserves.

Given our frustration with prior year adverse development, we have engaged D&T to conduct a detailed review of the company's claim's handling practices and their integration with our reserving practices. We have asked D&T to provide their perspective of the adverse development experienced, identifying its causes and possible implications for the future. Their work will be more extensive than what would be a normal review process and will be completed in January in time to be reflected, if needed, in our year-end results.

Instead of waiting for the results of their work, we are establishing a level of reserves which we believe to be at the high end of a reasonable range. Our objective was to set a level of reserves such that if the adverse development of the 3Q repeated itself in the 4Q we would not be back having the conversations we're having with you today.

In addition to the reserve strengthening and engagement of D&T, the Audit Committee and management have decided to terminate Horace Mann's relationship with its prior independent property and casualty actuarial consulting firm, Ernst & Young. We believe we will be better served in the future by working with different consultants in this area.

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In addition, the Audit Committee has decided to retain an independent, outside consultant to help it review the history of how these adverse reserve developments have come about and to help the Committee and Horace Mann understand what needs to be done to try to prevent a recurrence of such adverse reserve developments in the future.

A couple of closing comments before Pete and Doug provide additional detail:

     1. Horace Mann's franchise with our consumer base is very healthy. As you'll see in our 3Q earnings release and conference call later this week, we continue to make solid progress on the sales front in meeting the needs of our educator markets.

     2. As you'll see in our 3Q results, quality indicators and current accident year results continue to encourage us. While all the change we're having to go through is clearly not without its challenges, we are moving in the right direction toward the payoff we're committed to realize.

     3. Finally, as much as you are disappointed, we are more so. We fully comprehend how significant the content of this warning is. We've been working hard to get things right at Horace Mann. And, unfortunately, getting things right requires improvements that sometimes unveil adverse financial information. We believe the action we've taken is the right thing to do----a responsible approach to the emergence of bad news. While we can't tell you that adverse development is completely behind us, we can tell you that we've been very conservative in our approach to dealing with this issue.

And now let's continue with Pete Heckman's financial review.

Peter H. Heckman
----------------

Thanks, Lou.

As I'm sure many of you who have followed us for a while are aware, the company has strengthened its property/casualty reserves a number of times over the last 2 1/2 - 3 years. The actions we took in the fourth quarter of 2000 and again in the second quarter of 2001 were primarily to address our deteriorating Massachusetts auto book of business. The Massachusetts auto business is currently in run-off as a result of the decision we reached in the 3Q 2001 to restructure our business model in that state.

Beginning in 2002, we began making extensive changes in our P&C claims operation, which we've discussed with you on prior calls. We had a lot of work to do in that part of our business and, as a result, the magnitude of change we're dealing with is significant. (Doug will elaborate on the extent of that change process in just a moment.)

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We began seeing adverse development in our prior year's reserves, primarily in the voluntary auto line, beginning in the third quarter of 2002. We believe that the changes we're making in the claims area have been a significant factor in that development - most particularly in the first three quarters of this year, following the consolidation of our claims offices which was completed in January.

In the second quarter of 2003, based on our internal actuarial analysis and the independent reserve review performed by E&Y, we announced aggressive actions to address the increased level of adverse development we observed during the quarter. We strengthened prior years' reserves by $10 million, primarily to address auto liability claims for 2002, as well as related reserves for loss adjustment expenses and our provision for salvage recoveries. Consistent with that action, we strengthened our reserve selections for the 2003 accident year to reflect the degree of change occurring in our claims operation, and the resulting complexity introduced in the reserving process. While we had historically held P&C reserves at or slightly in excess of our independent actuary's select estimate, the reserve level established at June 30, 2003 was meaningfully above E&Y's point estimate, although still within their estimated range.

Unfortunately the level of adverse prior years' development has continued in the third quarter, once again primarily in auto liability coverages. We observed a continuation of high levels of paid and case reserve activity on older bodily injury claims - across all prior accident years - as the new claims organization intensified their effort to bring older files up to date. As a general observation, it would appear that the second quarter development related to updating case reserves on the older files based on information contained in the file. The continued case reserve development in the third quarter was also driven by the new organization actively working those files, which uncovered additional information and contributed to further upward development.

This "catch up" on the older liability claims was accompanied - both in the second and third quarters - with a "speed up" in claim disposition rates, as the new organization moved to reduce the backlog of older claims and handle current accident year claims on a timely basis. This combination of "catch up" and "speed up" resulted in adverse development, in each of the last two quarters, of a magnitude that was unprecedented and obviously unexpected - and which would have been, at best, difficult to predict, using reasonable actuarial assumptions.

Given our dated claims management information system and the significant changes being made in the claims organization, the company hired Deloitte and Touche to analyze the metrics generated by the claims system and validate the interpretation of that data as it relates to our reserving process. Specifically, as the press release describes, Deloitte claims and actuarial specialists will be reviewing claim files as well as past and current claims handling processes and procedures, including case reserving practices, in each of our six new regional

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claims offices. They will also be performing a concurrent assessment of the company's actuarial processes to establish IBNR and supplemental reserves.

This study, which will be completed in January - in time for the findings to be incorporated in our year-end actuarial analysis - will help us better understand and verify the impact of the claims process changes on our loss results and reserving processes. As a result of the independent review, we expect to have a clearly established set of metrics to monitor going forward that will allow us to assess the continuing changes occurring in the claims organization that will validate and/or identify necessary changes to our reserving assumptions. Additionally, the analysis of our claims processes will identify areas for improvement relative to industry benchmarks and "best practices".

In the meantime, as described in the press release, we have booked our September 30 reserves at $308 million, which reflects adverse development and further strengthening of 2002 and prior accident years totaling $30 million pre-tax, as well as approximately $8 million pre-tax strengthening of the current accident year reserves.

The total P&L impact on third quarter results of these reserve actions is approximately 57 cents per share, which is the primary driver of the reduced year-end earnings guidance.

Let me assure you that a number of outside experts have provided their perspectives on our current level of P&C reserves. E&Y has reviewed, in detail, our internal actuarial analysis and assumptions; our external auditor, KPMG, has reviewed our work and also conferred with E & Y; and, we've had the opportunity to review D&T's preliminary, independent analysis of our Auto BI reserves. Consistent with the perspective provided by these outside advisors, we believe our reserves are positioned toward the high end of a reasonable range.

To wrap up my comments, we're very frustrated and concerned about the reserving developments that have occurred in the last two quarters, as I know you are. As I said earlier, the magnitude of development is unprecedented and was virtually impossible to predict. We expect to learn a great deal more from the Deloitte study. And while further reserve actions may be warranted as a result of their findings, we have established our current reserve level conservatively in light of recent developments and the continuing changes in our claims organization.

And now, let me turn it over to Doug Reynolds, who heads up our P&C organization, to provide further detail on our claims redesign process and his perspective on the underlying quality of our book of business. Doug . . .

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Douglas W. Reynolds
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Thanks Pete,

Let me try to add context around Pete's comments on our challenge of addressing continuing adverse development.

As I have covered in the past we are in the process of going through a massive claims re-design effort. As a result we are addressing a number of issues. The identification of the large adverse development that we have discovered this year is a direct result of the many changes we are implementing. In other words, it is because of these changes, in process and in management, that we have more fully discovered the deficiencies in our case reserves and IBNR. Let me take you through some of the process changes we have made and how we have impacted results.

As you know we have completely re-organized our claim structure and we went from 17 small branch claim offices to 6 large Regional Claim Offices. Although the physical restructure was completed at year-end, there were obviously, many process changes that also needed to be implemented. As a result of this restructure we have hired approximately 175 of our 300 claim employees over the past year. We have also re-designed many process', such as; methods of settlement, salvage and Subrogation, litigation management, while also introducing new software. All of these are aimed at improving our claim procedures, controlling expenses and improving severities. Over the course of the first 9 months some of these areas are showing improvements, while others continue to challenge the Claim department. During the first half of this year we have experienced dramatic improvements in our settlement rates. Let me provide a few examples; on injury claims that are three to six months old we have improved our disposition rates by almost 50%. On claims that are 6 to 9 months old we have improved disposition rates by 22%. These comparisons refer to historical patterns. As we have continued to expedite our handling of these claims, we have discovered that case reserves have not been adequate, resulting in much greater development than previously expected.

In addition to addressing the development in auto liability we are also reserving at current run rates for both salvage and subro and Loss adjustment expense. On salvage\subro we were initially reflecting good improvements as the new processes were installed, however as we began to focus on other challenges the collection rates have reverted to historical levels. Our reserve levels now reflect current year results without anticipating future improvements. On loss adjustment expense, the main driver is litigation costs. We have continued to see improvements over prior years, but we were still being to aggressive in our expectations. We have now also reserved at our current run rate for litigation expenses. Lastly, we continue to implement new software and we have introduced our new Claim Technology platform in our first

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office. These tools will assist us in managing new processes into the future.

In addition to reviewing prior year claims and ensuring case reserves based on known facts, we have also strengthened our process for continued reviews as claims reach certain aging points. This is a process that was more fully implemented in 2003 and will protect against claims sitting idle in the future. I think the shifting disposition rates noted earlier reflect this change in philosophy and direction.

As we have addressed prior years' development we have also become more cautious in setting supplemental reserves for 2003 accident year. We are making certain that we keep current accident year loss improvements more consistent with prior year results. We strongly believe that as we implement the re-designed processes in claims and continue to drive our product management processes towards the educator segment we will achieve improved results at the desired levels.

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